EXHIBIT 3.2


                           EASTGROUP PROPERTIES, INC.

                             ARTICLES SUPPLEMENTARY

     EASTGROUP PROPERTIES, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article V Section 3 of the Articles of Incorporation, as amended, of the Corporation, the Board of Directors has duly reclassified (i) 600,000 shares of Series C Preferred Stock, par value $.0001 per share, of the Corporation into 600,000 shares of Common Stock, par value $.0001 per share, of the Corporation; and (ii) 1,320,000 shares of 7.95% Series D Cumulative Redeemable Preferred Stock, par value $.0001 per share, of the Corporation into 1,320,000 shares of Common Stock, par value $.0001 per share, of the Corporation.

     SECOND: The reclassifications increase the number of shares classified as Common Stock from 68,080,000 shares immediately prior to the reclassifications to 70,000,000 shares immediately after the reclassifications. The reclassifications decrease the number of shares classified as Series C Preferred Stock from 600,000 shares immediately prior to the reclassifications to no shares immediately after the reclassifications. The reclassifications decrease the number of shares classified as 7.95% Series D Cumulative Redeemable Preferred Stock from 1,320,000 shares immediately prior to the reclassifications to no shares immediately after the reclassifications.

     THIRD: The terms of the Common Stock as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption, are the same, in all respects, as those terms of the Common Stock set forth in the Corporation's Articles of Incorporation, as amended.

     IN WITNESS WHEREOF, EASTGROUP PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on December 9, 2008.

WITNESS:                               EASTGROUP PROPERTIES, INC.


/s/ N. KEITH MCKEY                     By: /s/ DAVID H. HOSTER
---------------------------               -------------------------------
N. Keith McKey, Secretary                 David H. Hoster II, President


     THE UNDERSIGNED, President of EASTGROUP PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                          /s/ DAVID H. HOSTER
                                          ---------------------
                                          David H. Hoster II